EXHIBIT C-8

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I have read the Form 18-K/A of the Government of Canada dated 9 November 2012 filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my report dated 30 August 2012 to the Minister of Finance on the Government of Canada’s condensed consolidated statement of financial position as at 31 March 2012 and the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow, and related notes, for the fiscal year then ended, which is included in the above-mentioned Form 18-K/A and to its incorporation by reference into Canada’s Registration Statement under Schedule B and Export Development Canada’s Registration Statement.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, FCA Auditor General of Canada

Ottawa, Canada

9 November 2012